Exhibit 2.5

SHAREHOLDERS AGREEMENT

by and among

Alibaba.com Corporation,

Yahoo! Inc.,

SOFTBANK CORP.,

the Management Members
(as defined herein)

and

certain other shareholders of Alibaba.com Corporation

Dated as of October 24, 2005

i

6.2	Limitation of Preemptive Rights.	31
6.3	Exercise Period	32
6.4	Survival of Rights	32

7.	Representations and Warranties	32
7.1	Power and Authority	32
7.2	Due Authorization	33
7.3	Execution and Delivery	33
7.4	No Conflict	33
7.5	Share Ownership	33

8.	Covenants	34
8.1	Standstill	34
8.2	Chief Executive Officer	34
8.3	Compliance Officer	34
8.4	Confidentiality	35
8.5	Information Rights.	35
8.6	Internal Controls over Financial Reporting	37
8.7	GAAP	37
8.8	Fiscal Year	37
8.9	Expansion of Business	37

9.	Governing Law and Dispute Resolution	37
9.1	Governing Law	37
9.2	Arbitration.	38

10.	Miscellaneous	40
10.1	Notices	40
10.2	Management Members’ Representative.	41
10.3	Expenses	41
10.4	Entire Agreement	41
10.5	Amendment and Waiver	41
10.6	Binding Effect	42
10.7	Severability	42
10.8	Assignment	42
10.9	No Third Party Beneficiaries	42
10.10	Termination	42
10.11	Headings	43
10.12	Counterparts	43

SCHEDULE A — FINANCIAL INVESTORS
SCHEDULE B — YAHOO COMPETITORS
SCHEDULE C — SHARE OWNERSHIP

ii

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of October 24, 2005 is made and entered into by and among Alibaba.com Corporation, a Cayman Islands company (the “Company”), Yahoo! Inc., a Delaware corporation (“Yahoo”), SOFTBANK CORP., a Japanese corporation (“SOFTBANK”), and certain members of the management of the Company named on the signature page hereof in their sole capacity as shareholders of the Company (collectively, the “Management Members” and individually, a “Management Member,” and together with Yahoo and SOFTBANK, collectively the “Shareholders” and individually, a “Shareholder”) and certain other shareholders named on Schedule C as “Subordinate Shareholders.”

W I T N E S S E T H:

WHEREAS, pursuant to the terms and conditions of the Stock Purchase and Contribution Agreement, dated as of August 10, 2005, by and between the Company and Yahoo, as amended by the Amendment to the Stock Purchase and Contribution Agreement, dated as of October 24, 2005 (as amended, the “Purchase and Contribution Agreement”)Yahoo agreed to transfer the China Business and the Tao Bao Shares and pay the Cash Consideration to the Company in consideration of the allotment and issuance of the Primary Shares by the Company to Yahoo; and

WHEREAS, the Company, the Management Members, Yahoo and SOFTBANK, and certain of their respective Affiliates, are parties to one or more Ancillary Agreements as contemplated by the Purchase and Contribution Agreement;

WHEREAS, the execution and delivery of this Agreement by the Shareholders and other parties to this Agreement is a condition precedent to the consummation of the transactions contemplated by the Purchase and Contribution Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.                                       Definitions.  For purposes of this Agreement, the following terms have the indicated meanings, and capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Contribution Agreement.  All references to Sections and Schedules shall be deemed references to Sections of and Schedule to this Agreement unless the context shall otherwise require.

Additional Securities:  as defined in Section 6.1(a).

Affiliate:  of a Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or other arrangement, as trustee or executor, or otherwise.

Aggregate Remaining Shares:  as defined in Section 4.3(d).

Board:  the board of directors of the Company.

Business Day:  any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, Beijing or Hong Kong.

Cause:  with respect to a person, (i) gross neglect or failure to perform the duties and responsibilities of such person’s office, (ii) failure or refusal to comply in any material respect with material and lawful policies and directives of the Company resulting in material harm to the Company and its Affiliates, taken as a whole, (iii) material breach of any contract or agreement between such person and the Company, or material breach of any statutory duty or any other obligation that such person owes to the Company and/or its Affiliates resulting in material harm to the Company and its Affiliates, taken as a whole, (iv) commission of an act of fraud, theft or embezzlement against the Company and/or its Affiliates or involving their properties or assets, or (v) conviction or nolo contendere plea with respect to any felony or crime of moral turpitude, provided, however, that with respect to any occurrence of any of (i), (ii) or (iii), such person shall have been given not less than 30 days’ written notice by the Board of the Board’s determination (such determination being made independent of such person, if such person is a Board member) that such event had occurred, and such person shall have until the end of such 30 day period following receipt of such notice to rectify or cure such occurrence if such occurrence is curable before any action premised upon a determination of Cause can be taken.

Change of Control Transactions:  (a) the direct or indirect acquisition (except for transactions described in clause (b) of this paragraph below), whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (i) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of capital stock of the Company, the result of which acquisition is that such person or such group possesses 25% or more of the combined voting power of all then-issued and outstanding share capital of the Company, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (b) a merger, consolidation or other reorganization or recapitalization of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding shares of capital stock of the Company immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 75% of the combined voting power of all then-issued and outstanding capital stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; or (c) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.

Claimant: as defined in Section 9.2(b).

Company:  as defined in the first paragraph of this Agreement.

Compliance Officers: as defined in Section 8.3.

Confidential Information:  information delivered by a party to another party in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such party as being confidential information of such delivering party, provided that such term does not include information that (a) was publicly known or otherwise known to such receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such receiving party or any Person acting on such party’s behalf, or (c) otherwise becomes known to such receiving party other than through disclosure by the delivering party or any Person with a duty to keep such information confidential.

Consent:  any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

Conversion Period Expiration Date: April 28, 2006

Convertible Bond:  the convertible bond, in the principal amount of US$180,000,000 issued by the Company to SOFTBANK on the date hereof.

Core Businesses:  the core businesses of the Company relating to search, portal, consumer e-commerce, business-to-business and Alipay.

Equity Securities:  any Ordinary Shares and any other equity interests of the Company, however described or whether voting or non-voting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests of the Company; provided, however, that the Convertible Bond shall constitute an Equity Security for purposes of this Agreement on and from the Closing Date through the Conversion Period Expiration Date and shall not constitute an Equity Security hereunder after the Conversion Period Expiration Date unless and until converted into Ordinary Shares.

Exchange Act: the United States Securities Exchange Act of 1934, as amended.

Exempted Securities:  (i) issuance of options pursuant to any option plan or restricted shares pursuant to any restricted share plan for compensatory purposes (which may cover directors, officers, employees and/or consultants) which was either (x) approved by the Board prior to the Closing or (y) approved by the Board (including the approval of the Yahoo Designee and the SOFTBANK Designee) on or subsequent to the Closing, and the issuance of the Ordinary Shares underlying such options; (ii) issuance of Ordinary Shares upon exercise of any option, rights, warrants or other convertible instruments which either existed on the Closing Date or the issuance of which was previously subject to preemptive rights; (iii) issuance of Ordinary Shares upon the conversion of the Convertible Bond on or prior to the Conversion Period Expiration Date; and (iv) issuance of Ordinary Shares in connection with a share dividend, share split or similar event made or paid pro rata on all, and solely with respect to, Ordinary Shares.

Expenses:  as defined in Section 2.7(a).

Family Members:  any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a Person, and shall include adoptive relationships of the same type.

Financial Investors:  the financial investors of the Company as set forth in Schedule A hereto.

Fully Diluted Basis:  based on the total number of shares of the relevant class of stock or type of equity interest that would be outstanding on the relevant date assuming the exercise of all options, warrants and other rights to acquire such relevant class of shares or type of equity interest (including reserved but unissued options or other equity interests issuable pursuant to option plans or other equity plans and without regard to exercisability, vesting or similar provisions and restrictions thereof) and the conversion or exchange of all securities convertible into or exchangeable for such shares or equity interest (without regard to exercisability, vesting or similar provisions and restrictions thereof).

GAAP:  United States generally accepted accounting principles, applied on a consistent basis.

Governmental Approval:  any Consent of any Governmental Authority.

Governmental Authority:  any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization; and any securities exchange or quotation system.

Guarantee:  any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of any Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

ICC:  as defined in Section 9.2(a).

ICP Company:  means a Person controlled via contractual relationships similar to those governing any of the China ICP Companies, Zhejiang Alibaba E-Commerce Co., Ltd or Zhejiang Tao Bao Network Co., Ltd.

Indebtedness:  as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

Indemnifiable Amounts:  as defined in Section 2.7(a).

Indemnitee:  as defined in Section 2.7(a).

IPO:  a firm-commitment underwritten initial public offering by the Company of its Ordinary Shares on an internationally recognized stock exchange or quotation system approved by the Board with gross proceeds to the Company of at least US$50 million.

JM:  Jack Ma Yun, the founder and the current Chairman of the Board and the Chief Executive Officer of the Company.

Management Member(s):  as defined in the first paragraph to this Agreement.

Management Member Designee(s):  as defined in Section 2.3.

Management Member Economic Interest Percentage:  the quotient of (x) the number of Ordinary Shares owned by a Management Member (excluding those underlying unexercised stock options or warrants or restricted shares subject to vesting or repurchase) divided by (y) the sum of (i) the total number of Ordinary Shares outstanding plus (ii) on or prior to the Conversion Period Expiration Date but not thereafter, the number of Ordinary Shares issuable to SOFTBANK upon the conversion of the Convertible Bond pursuant to its terms, in each case, at the relevant time.

Management Members’ Representative:  as defined in Section 10.2(a).

Memorandum and Articles: the Memorandum and Articles of Association of the Company, to be adopted and approved by the shareholders of the Company on or prior to the Closing Date and filed with the appropriate Governmental Authority on the Closing Date, in the form of Exhibit A attached to the Purchase and Contribution Agreement.

Offer Notice:  as defined in Section 4.3(a).

Offer Price:  as defined in Section 4.3(a).

Offeree Remaining Shares:  as defined in Section 4.3(d).

Offerees:  as defined in Section 4.3(a).

Ordinary Shares:  the ordinary shares of the Company, par value US$0.0001 per share.

Other Shares:  any shares of capital stock of the Company that are not Ordinary Shares, including without limitation, any securities that by their terms are, directly or through a series of one or more steps, convertible into or exercisable or exchangeable for any such shares of capital stock.

own, owned, ownership and the like:  as “owned” is defined in Section 2.9.

Parent Shareholder:  as defined in Section 2.2(c).

Permitted Transferee: as defined in Section 4.2.

Person:  any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

Preemptive Rights:  as defined in Section 6.1(a).

Preemptive Share Amount:  as defined in Section 6.1(d).

Purchase and Contribution Agreement:  as defined in the recitals of this Agreement.

Purchase Price:  as defined in Section 6.1(e).

Purchaser:  as defined in Section 4.4(a)

Qualifying Sale:  as defined in Section 4.4(a).

Relying Shareholder:  as defined in Section 2.2(c).

Replacement Director:  as defined in Section 2.5(d).

Request:  as defined in Section 9.2(b).

Respondent:  as defined in Section 9.2(b).

Rule 144:  Rule 144 under the United States Securities Act of 1933, as amended.

Sale Notice:  as defined in Section 4.4(a).

Sale Price:  as defined in Section 4.4(a).

Sale Shares:  as defined in Section 4.4(a).

Second Round Offeree:  as defined in Section 4.3(d).

Senior Equity Securities:  any Equity Securities which, with respect to voting rights, dividend rights or rights on liquidation, dissolution, winding up or in any other respect, rank senior to, or have any other rights in preference of, the Ordinary Shares, now or hereafter authorized by the Company.

Shareholder(s):  as defined in the first paragraph of this Agreement.

Shareholders Meeting:  as defined in Section 2.1.

SOFTBANK:  as defined in the first paragraph of this Agreement.

SOFTBANK Affiliate:  means, with respect to SOFTBANK, another Person that directly or indirectly through one or more intermediaries, is controlled by, or under common control with, SOFTBANK, including but not limited to a Subsidiary of SOFTBANK, provided, however, that, in addition to such control or common control: (1) SOFTBANK either (a) owns, directly or indirectly, share capital or other equity interests representing more than 75% of the outstanding voting stock or other equity interests (disregarding, for the avoidance of doubt, any carried interest or similar economic participation rights of any Person formed as a fund, provided such interest or rights do not confer voting rights as to the governance of such Person on the holder thereof) or (b) owns, directly or indirectly, share capital or other equity interests representing more than 50% of such outstanding voting stock or other equity interests and has the right to designate at least two-thirds (2/3) of the directors of such Person; and (2) no Yahoo Competitor owns any voting stock or other equity interests in such Person (provided further, however, that no change to the list of Yahoo Competitors that results in the inclusion of new entities to Schedule B shall disqualify any Person from treatment as a SOFTBANK Affiliate to the extent that such newly added entity owns any voting stock or other equity interests in such Person at the time it is added to Schedule B).  “Control,” for purposes of this definition, has the meaning set forth in the definition of Affiliate.

SOFTBANK Designee(s):  as defined in Section 2.3.

SOFTBANK Economic Interest Percentage:  the quotient of (x) the sum of the number of Ordinary Shares owned by SOFTBANK and, on or prior to the

Conversion Period Expiration Date but not thereafter, the number of Ordinary Shares issuable to SOFTBANK upon the conversion of the Convertible Bond pursuant to the terms thereof divided by (y) the sum of (i) the total number of Ordinary Shares outstanding and (ii) on or prior to the Conversion Period Expiration Date but not thereafter, the number of Ordinary Shares issuable to SOFTBANK upon the conversion of the Convertible Bond pursuant to its terms, in each case, at the relevant time.

Subject Shares:  as defined in Section 4.3(a).

Subordinate Shareholder:  as defined in Section 2.2(b).

Subsidiaries:  each corporation or other Person in which a Person owns or controls, directly or indirectly, share capital or other equity interests representing more than 50% of the outstanding voting stock or other equity interests, together with any ICP Companies controlled by such Person.

Substitute Director:  as defined in Section 2.5(c).

Territory: the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

Transfer:  any sale, transfer, assignment, gift, disposition of, creation of any encumbrance over or other transfer, whether directly or indirectly, of the legal or beneficial ownership or economic benefits of all or a portion of the Equity Securities.

Transferor:  as defined in Section 4.3.

Transferring Shareholder:  as defined in Section 4.4(a).

Voting Agreement Shares:  as defined in Section 5.3.

Withdrawing Director:  as defined in Section 2.5(c).

Written Consent:  as defined in Section 2.1.

Yahoo:  as defined in the first paragraph of this Agreement.

Yahoo Competitors: those Persons set forth in Schedule B hereto, as such schedule may be amended once every six months by Yahoo, together with the Affiliates controlled by such Persons; provided, that (i) on or prior to the closing of an IPO, no more than 15 names shall appear on such schedule at any time and

(ii) following the closing of an IPO, no more than eight names shall appear on such schedule at any time.

Yahoo Designee(s):  as defined in Section 2.3.

Yahoo Economic Interest Percentage:  the quotient of (x) the number of Ordinary Shares owned by Yahoo divided by (y) the sum of (i) the total number of Ordinary Shares outstanding and (ii) on or prior to the Conversion Period Expiration Date but not thereafter, the number of Ordinary Shares issuable to SOFTBANK upon the conversion of the Convertible Bond pursuant to its terms, in each case, at the relevant time.

2.                                       Corporate Governance.

2.1  General.  From and after the Closing Date, each Shareholder and each Subordinate Shareholder shall vote or cause to be voted all Equity Securities bearing voting rights beneficially owned by such Shareholder or such Subordinate Shareholder at any annual or extraordinary meeting of shareholders of the Company (a “Shareholders Meeting”) or in any written consent executed in lieu of such a meeting of shareholders (a “Written Consent”), and shall take all other actions necessary, to give effect to the provisions of this Agreement and to ensure that the Memorandum and Articles do not, at any time hereafter, conflict in any respect with the provisions of this Agreement including, without limitation, voting to approve amendments and/or restatements of the Memorandum and Articles and remove directors that take actions inconsistent with this Agreement or fail to take actions required to carry out the intent and purposes of this Agreement.  In addition, each Shareholder and each Subordinate Shareholder shall vote or cause to be voted all Equity Securities beneficially owned by such Shareholder or Subordinate Shareholder at any Shareholders Meeting or act by Written Consent with respect to such Equity Securities, upon any matter submitted for action by the Company’s shareholders or with respect to which such Shareholder or such Subordinate Shareholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Memorandum and Articles.  In the event that there is any conflict between the Memorandum and Articles and this Agreement, the latter shall prevail and the Shareholders and Subordinate Shareholders (but not the Company) shall to the extent necessary, cause the change, amendment or modification of the Memorandum and Articles to eliminate any such inconsistency.

2.2  Shareholder Actions.

(a)  In order to effectuate the provisions of this Agreement, and without limiting the generality of Section 2.1, each Shareholder and each Subordinate Shareholder (a) hereby agrees that when any action or vote is required to be taken by such Shareholder or such Subordinate Shareholder pursuant to this Agreement, such

Shareholder or such Subordinate Shareholder shall use its best efforts to call, or cause the appropriate officers and directors of the Company to call, one or more Shareholders Meetings to take such action or vote, to attend such Shareholders Meetings in person or by proxy for purposes of obtaining a quorum, or to execute or cause to be executed a Written Consent to effectuate such shareholder action, (b) shall use its best efforts to cause the Board to adopt, either at a meeting of the Board or by unanimous written consent of the Board, all the resolutions necessary to effectuate the provisions of this Agreement and (c) shall use its best efforts, to the extent not in violation of applicable Law, to cause the Board to cause the Secretary of the Company, or if there be no Secretary, such other officer of the Company as the Board may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Section 2.

(b)  Each Shareholder has entered into this Agreement on behalf of itself and on behalf of each Person whose Equity Securities are “owned” by such Shareholder pursuant to Section 2.9 (each, a “Subordinate Shareholder”).  Each Shareholder shall cause its Subordinate Shareholder(s) to take all actions necessary to perform all obligations hereunder, and to be deemed to have hereby made all representations and warranties hereunder as if such Subordinate Shareholder were such Shareholder.

(c)  Each Shareholder (each, a “Relying Shareholder”) shall be entitled to rely upon the decision, actions, consents or instructions of each of the other Shareholders that has any Subordinate Shareholder (each, a “Parent Shareholder”) as being the decision, action, consent or instruction of each of such Parent Shareholder’s Subordinate Shareholders with respect to this Agreement or with respect to any matter related hereto.  Each Relying Shareholder is hereby relieved from any liability to any of such Subordinate Shareholders for relying upon any such decision, action, consent or instruction of its Parent Shareholder.

2.3  Board Composition.  The Board shall initially be four, among which (i) one director shall be a person designated by Yahoo (the “Yahoo Designee”), provided, that a second director shall be a person designated by Yahoo (so two directors in total shall be persons designated by Yahoo) in the event SOFTBANK no longer has the right to designate a director pursuant to subclause (iii) of this Section 2.3, provided, further, Yahoo shall only have the right to designate a director or directors for so long as Yahoo owns at least 37.5% of the number of the Equity Securities it owns as of the Closing Date, (ii) two directors shall be persons designated by the Management Members (each a “Management Member Designee” and collectively, the “Management Member Designees”); provided, that in the event the Management Members, collectively, own less than 25% of the number of Equity Securities they own as of the Closing Date, only one director shall be designated by the Management Members and the Management Members will continue to have the right to designate at least one director on the Board as long as

JM owns one share of Equity Security of the Company, and (iii) one director shall be a person designated by SOFTBANK (the “SOFTBANK Designee”), provided, that SOFTBANK will no longer have the right to designate a director on the Board in the event it ceases to own at least 50% of the number of Equity Securities it owns as of the Closing Date.  From and after the fifth anniversary of the date of this Agreement, Yahoo shall have the right to designate a number of directors equal to the greater of (i) the number of directors that Yahoo would otherwise be entitled to designate as of such date under this Agreement and (ii) the number of directors that the Management Members are entitled to designate as of such date under this Agreement.  Without limiting the generality of the requirements of Sections 2.1 and 2.2, the Shareholders and Subordinate Shareholders will take all actions necessary to effect the provisions of this Section 2.3, including amending the Memorandum and Articles to increase or decrease the numbers of directors on the Board and electing or removing directors.

2.4  IPO and Stock Exchange Rules.  The Shareholders and Subordinate Shareholders hereby agree that it is their mutual intent to complete an IPO as soon as practicable, subject to market conditions.  In the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list its Ordinary Shares upon the IPO to expand the number of directors on the Board in order to comply with independence or other comparable requirements of such exchange or quotation system, the Shareholders agree to vote in favor of such expansion so as to comply with the requirements of such rules.  The Shareholders and Subordinate Shareholders hereby agree to amend the Memorandum and Articles prior to the IPO if and to the extent required to comply with corporate governance and related requirements of the rules of an internationally recognized stock exchange or quotation system on which the Company will list its Ordinary Shares upon the IPO.

2.5  Office and Expenses; Removal; Replacement.

(a)  All directors designated pursuant to this Agreement shall hold office until their respective successors shall have been appointed.  The Company shall provide to such directors the same information concerning the Company and its Subsidiaries, and access to information, provided to all other members of the Board.  The reasonable travel expenses incurred by any such director in attending any meetings of the Board shall be reimbursed by the Company to the extent consistent with the Company’s then existing policy of reimbursing directors generally for such expenses.

(b)  Notwithstanding anything herein to the contrary, the Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that, (i) Yahoo shall have the sole and exclusive power to remove and replace any Yahoo Designee from the Board, with or without cause, (ii) the Management Members shall have the sole and exclusive power to remove any Management Member Designee from the Board, with or without cause, and (iii) SOFTBANK shall have the sole and exclusive power to remove the SOFTBANK Designee from the Board, with or without cause; provided, however, that at such time as Yahoo, the Management Members or SOFTBANK is no longer entitled to designate a director or directors pursuant to Section 2.3, the Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that any director then holding office who was designated by Yahoo, the Management Members or SOFTBANK, respectively, shall automatically and immediately, without any further action, be removed from the Board, including any committees thereof; provided, further that, if at such time there are two Yahoo Designees and/or two Management Members Designees on the Board and Yahoo or the Management Members lose the right to designate one such member, Yahoo or the Management Members’ Representative, as appropriate, shall designate which director shall be removed.

(c)  If any director (a “Withdrawing Director”) designated in the manner set forth in Section 2.3 above is unable to serve, or once having commenced to serve, is removed, withdraws from the Board or dies or becomes incapacitated, such Withdrawing Director’s replacement (the “Substitute Director”) on the Board will be designated by the party or parties who designated the Withdrawing Director, subject to Section 2.3 hereof. The Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that such Substitute Director is elected.  No meeting of the Board shall be held pending replacement of any Withdrawing Director without the consent of the Shareholder entitled to name the Substitute Director unless such Shareholder shall have failed to name a Substitute Director within 30 days after the removal, withdrawal, death or incapacitation of such Withdrawing Director.

(d)  If any Shareholder entitled to designate a director or directors pursuant to this Agreement fails to designate any director or directors and such directorship or directorships shall have been vacant for sixty (60) days, the other Shareholders may appoint a director (the “Replacement Director”) until a new director is designated by the Shareholder who is originally entitled to designate such director, whereupon the Replacement Director shall be removed.  Subject to Section 2.4, if any Shareholder loses its right to designate one or more directors pursuant to Section 2.3, the size of the Board shall automatically and immediately, without further action, be decreased by one for each such right that has terminated.

2.6  Meetings.  The parties hereto will cause the Board to meet at least once every quarter.  A quorum of the Board shall consist of at least a majority of all directors and shall include at least (i) one Yahoo Designee, for so long as Yahoo has designated a director; (ii) one Management Member Designee, for so long as the Management Members have designated a director and (iii) one SOFTBANK Designee, for so long as SOFTBANK has designated a director, in each case in accordance with Section 2.3.  Resolutions of the Board and its committees (if any) shall be adopted by a majority of the members of the Board and such committees, except as otherwise expressly provided in this Agreement.  Any director may call a special meeting of the Board.

2.7  Indemnification.

(a)  The Company shall indemnify and hold harmless each director designated pursuant to Section 2.3 (each an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or is or was a director of the Company serving at the request of the Company as a director of another company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, to the fullest extent permitted by Law against all expenses, costs and obligations (including, without limitation, attorneys’ fees, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) (“Expenses”), damages, judgments, fines, penalties, excise taxes and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties, excise taxes or amounts paid in settlement) actually and reasonably incurred by him or her in connection with such action, suit or proceeding (“Indemnifiable Amounts”) if he or she acted in good faith and in the best interests of the Company in accordance with his or her fiduciary duty to the Company.

(b)  If so requested by Indemnitee, the Company may advance any and all Expenses incurred by Indemnitee, either by (i) paying such Expenses on behalf of Indemnitee, or (ii) reimbursing Indemnitee for such Expenses.

(c)  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses or other Indemnifiable Amounts in respect of a claim but not, however, for all of the total amount thereof, the Company shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(d)  For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable Law.

(e)  The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Memorandum and Articles or otherwise.  To the extent that a change in applicable Law permits greater indemnification by agreement than would be afforded currently under the Memorandum and Articles, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

(f)  Indemnitees are expressly meant to be third-party beneficiaries of this Section 2.7.

2.8  Participation in Meetings; Notice.  Members of the Board or any committee thereof shall be afforded the opportunity to, and may participate in a meeting of the Board or such committee by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.  A resolution in writing (in one or more counterparts), and signed by all the directors for the time being or all the members of a committee of directors (an alternate director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effective as if it had been passed at a meeting of the directors or committee, as the case may be, duly convened and held.  Subject to the next sentence, all meetings of the Board shall be held upon at least three Business Days’ notice to all directors and to each Shareholder entitled to designate a director.  Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends (by whatever permitted means) the meeting without protesting, prior to its commencement, the lack of notice to such director.  All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting.  Meetings of the Board may be held at any place which has been designated in the notice of the meeting or at such place as may be approved by the Board.

2.9  Determination of Share Ownership.  Throughout this Agreement, for purposes of determining the number or percentage of Equity Securities owned (“owned”), (a) with respect to Yahoo, such number or percentage shall include any Equity Securities owned by Yahoo or any of Yahoo’s wholly-owned Subsidiaries or controlled Affiliates (including, for the avoidance of doubt, the Voting Agreement Shares), (b) with respect to SOFTBANK, such number or percentage shall include any Equity Securities held by SOFTBANK, any of SOFTBANK’s wholly-owned Subsidiaries or any SOFTBANK Affiliate and (c) with respect to each Management Member, such number or percentage shall include any Equity Securities held by any of such member’s Family Members, trusts formed by such member for the benefit of himself or his Family Members (including any holding company directly or indirectly held by such trusts), family limited partnerships and other entities formed for the sole benefit of such Management Member and his Family Members.  All numbers contained herein shall be adjusted appropriately for stock splits, stock dividends, reverse splits, recombinations and the like.

3.                                       Matters that Require Approval of the Board or Shareholders.

3.1  Matters that Require Approval of the Majority of the Board.  Except with the prior approval of at least a majority of the directors at a meeting of the Board, the Company will not, and none of the Company’s Subsidiaries will, take any of the following actions:

(a)  subject to Section 8.2, appoint or remove the Chief Executive Officer of the Company;

(b)  approve the annual strategic plan and budget of the Company or make or commit to material expenditures or activities outside of that plan and budget;

(c)  materially change, amend or modify the scope of the Company’s operations or business (including, for the avoidance of doubt, the actions set forth in Section 3.3(c) hereof);

(d)  enter into any transaction or series of related transactions involving the disposition, sale or other transfer of the assets (including securities of Subsidiaries) or properties of the Company or any of its Subsidiaries in an amount exceeding US$10 million in a single transaction or series of related transactions or US$50 million on an aggregate basis, within any twelve (12) month period;

(e)  enter into any transaction or series of related transactions involving the purchase or acquisition of assets (including securities of Subsidiaries) or properties in an amount exceeding US$10 million in a single transaction or series of related transactions or US$50 million on an aggregate basis, within any twelve (12) month period;

(f)  incur any Indebtedness or provide Guarantees in an amount exceeding US$10 million in a single transaction or series of related transactions or US$50 million on an aggregate basis, within any twelve (12) month period (exclusive of the Indebtedness and Guarantees that have been included in the budget approved by the Board);

(g)  issue any Equity Securities of the Company other than Senior Equity Securities;

(h)  appoint or terminate the Company’s auditors;

(i)  declare or pay any dividend or make any distribution on or with respect to the Equity Securities (including, without limitation, by way of repurchase); or

(j)  make any filing for the appointment of a receiver or administrator for the winding up, liquidation, bankruptcy or insolvency of the Company or any of its Subsidiaries or otherwise pursue bankruptcy or insolvency proceedings, unless otherwise required by applicable Law.

3.2  Matters that Require Approval of the Majority of the Board Including Yahoo Designee.  For so long as Yahoo has the right to designate at least one Yahoo Designee, except with the prior approval of at least a majority of the directors, including the Yahoo Designee if any, at a meeting of the Board, the Company will not, and none of the Company’s Subsidiaries will, take any of the following actions:

(a)  incur any Indebtedness or provide Guarantees in an amount exceeding US $100 million in a single transaction or US$ 175 million on an aggregate basis, within any twelve (12) month period; or

(b)  issue any Senior Equity Securities that are senior to the Equity Securities held by Yahoo.

3.3  Matters that Require the Approval of Yahoo.  Except with the prior written approval of Yahoo, the Company will not take any of the following actions:

(a)  amend or modify the Memorandum and Articles, other than in the manner and for the purposes contemplated in Section 2.4 hereof;

(b)  increase or decrease the number of directors of the Board, other than pursuant to Sections 2.3, 2.4 and 2.5(d) hereof; or

(c)  expand into or enter a new line of business outside of the Territory, which new line of business is (i) outside the scope of the existing scope of business of the Company as such business exists immediately before the closing under the Purchase and Contribution Agreement without giving effect to the transactions contemplated thereby or (ii) an Internet-based consumer business (other than a peer-to-peer payments business and auctions business (which shall not be subject to such approval));

provided, however, that (i) the approval right of Yahoo under paragraph (a) of this Section 3.3 shall terminate in the event Yahoo ceases to own at least fifteen percent (15%) of the issued and outstanding voting shares of the Company; and (ii) the approval right of Yahoo under paragraphs (b) and (c) of this Section 3.3 shall terminate in the event Yahoo ceases to own at least one-third of the number of the Equity Securities Yahoo owns as of the Closing Date.

3.4  Matters that Require Approval of Each of Yahoo, the Management Members’ Representative and SOFTBANK.  Except with the prior written approval of each of Yahoo, SOFTBANK and the Management Members’ Representative, the Company will not, and none of the Company’s Subsidiaries will, take any of the following actions:

(a)  enter into any disposition transactions relating to any of the Company’s Core Businesses; or

(b)  enter into any Change of Control Transactions with any party that is not also a party to this Agreement,

provided, however, that (i) the approval right of Yahoo under this Section 3.4 shall terminate in the event Yahoo ceases to own at least one-third of the number of the Equity Securities Yahoo owns as of the Closing Date; (ii) the approval right of the Management Members’ Representative under this Section 3.4 shall terminate in the event the Management Members cease to own in the aggregate at least one-third of the number of the Equity Securities the Management Members own in the aggregate as of the Closing Date; and (iii) the approval right of SOFTBANK under this Section 3.4 shall terminate in the event SOFTBANK ceases to own at least fifty percent (50%) of the number of the Equity Securities SOFTBANK owns as of the Closing Date.

3.5  Matters that Require Approval of Disinterested Directors of the Board.  Except (a) with the prior approval of a majority of the disinterested directors of the Board or (b) pursuant to this Agreement, the Company will not, and none of the Company’s Subsidiaries will, enter into or engage in any transaction or agreement to which the Company or any of the Company’s Subsidiaries, on the one hand, and any of the Shareholders or Subordinate Shareholders or any of their respective Subsidiaries, Affiliates or Family Members, on the other hand, are parties or receive any direct or indirect economic or other benefit (except to the extent of their pro rata share in a benefit accruing to all holders of Ordinary Shares).

3.6  Formation and Assignment of Authority to a Committee of the Board.  The Board shall establish any committees as it deems necessary or appropriate, but only with the approval of at least one Yahoo Designee for so long as Yahoo has designated a director, one Management Member Designee for so long as the Management Members have designated a director, and the SOFTBANK Designee for so long as SOFTBANK has designated a director.  Each such committee shall consist of at least one Yahoo Designee for so long as Yahoo has designated a director, one Management Member Designee for so long as the Management Members have designated a director and the SOFTBANK Designee for so long as SOFTBANK has designated a director.  Each such committee shall exercise those powers of the Board delegated to it by the Board.  In the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list its Ordinary Shares upon the IPO to expand or otherwise reconstitute the number of members on the Board’s committees or otherwise reconstitute such committees in order to comply with independence or other comparable requirements of such exchange or quotation system, the directors of the Board shall vote in favor of such expansion or reconstitution so as to comply with the requirements of such rules.

4.                                       Restrictions on Share Transfer.

4.1  Restrictions on Transfer.

(a)  No Shareholder or Subordinate Shareholder shall Transfer any Equity Securities it owns within the one-year period beginning on the Closing Date.  In addition, no Shareholder or Subordinate Shareholder shall Transfer any Equity Securities to a Yahoo Competitor without the prior written approval of Yahoo, provided, however, that following the completion of the IPO, a Shareholder or Subordinate Shareholder shall be permitted, subject to Section 4.3, to Transfer Equity Securities from time to time in (i) block trades or otherwise on the open market (whether pursuant to Rule 144 or otherwise), provided that such Shareholder or Subordinate Shareholder, as the case may be, does not know or have reason to believe that the purchaser of such Equity Securities is a Yahoo Competitor and that any such Transfer is not done with the intent, directly or indirectly, to Transfer such Equity Securities to a Yahoo Competitor or the knowledge that the purchaser of such Equity Securities is a Yahoo Competitor; provided, further, that if such sale is to be made in a block trade to a financial institution who will resell such Equity Securities (x) prior to closing such trade, such Shareholder or Subordinate Shareholder, as the case may be, shall obtain the agreement of such financial institution not to sell such Equity Securities to any Yahoo Competitor which agreement shall name Yahoo as a third-party beneficiary entitled to enforce such provision and (y) notwithstanding anything contained herein to the contrary, if the Shareholder or Subordinate Shareholder, as the case may be, obtains such agreement from the financial institution, such Shareholder or Subordinate Shareholder, as the case may be, shall be conclusively presumed to have Transferred such Equity Securities in compliance with this Section 4.1(a) or (ii) on any primary securities exchange or quotation system by or through which such Equity Securities are traded.

(b)  The Yahoo Competitors to whom a Shareholder or Subordinate Shareholder may not Transfer any Equity Securities, except as provided in Section 4.1(a) hereof, shall be listed on Schedule B hereto.  The list of Yahoo Competitors, which shall number no more than (i) fifteen (15) on or prior to the closing of an IPO, and (ii) eight (8) following the closing of an IPO, on Schedule B hereto, may be updated by Yahoo no more than once every six months.  In addition, at the Company’s request in connection with a proposed IPO, Yahoo shall promptly revise the list of Yahoo Competitors to implement a reduction in number of listed entities fifteen (15) to eight (8), effective upon the closing of the IPO.  For the avoidance of doubt, the list of Yahoo Competitors for purposes of any sale as to which an Offer Notice has been provided to Yahoo pursuant to

Section 4.3(a) shall be fixed as of the date of such notice, and no subsequent change in the list of Yahoo Competitors will limit or otherwise affect in any respect the ability of another Shareholder or Subordinate Shareholder of the Company to consummate such sale.

4.2  Certain Permitted Transfers.  Subject to Section 4.1, a Shareholder or its Subordinate Shareholder may at any time Transfer its Equity Securities to any Person whose Equity Securities would be included in the number or percentage of the Equity Securities owned by such Shareholder in determining such number or percentage pursuant to Section 2.9 (a “Permitted Transferee”); provided, however, that such transferee shall at all times continue to be a Permitted Transferee and that such transferee becomes a party to this Agreement pursuant to an instrument satisfactory to each of the Management Members’ Representative, Yahoo and SOFTBANK; provided, further, that (i) in the event of any Transfer by Yahoo or any of Yahoo’s Subordinate Shareholders to any of Yahoo’s controlled Affiliates, Yahoo shall provide, 20 Business Days prior to such Transfer, written notice to the Management Members’ Representative and SOFTBANK of such intent to Transfer, and the name and such other details concerning such controlled Affiliate as SOFTBANK or the Management Member’s Representative may reasonably request, and (ii) in the event of any Transfer by SOFTBANK or any of SOFTBANK’s Subordinate Shareholders to any SOFTBANK Affiliate, SOFTBANK shall provide, 20 Business Days prior to such Transfer, written notice to the Management Members’ Representative and Yahoo of such intent to Transfer, and the name and such other details concerning such SOFTBANK Affiliate as Yahoo or the Management Member’s Representative may reasonably request.

4.3  Right of First Offer.  Subject to Section 4.1 and Section 7.1, and except as otherwise allowed under Section 4.2, no Shareholder or Subordinate Shareholder (the “Transferor”) may, at any time, Transfer any Equity Securities legally or beneficially held by it, except pursuant to the following provisions:

(a)  Prior to consummating any such Transfer of the Equity Securities, the Transferor shall deliver a written notice (the “Offer Notice”) to each other Shareholder (the “Offerees”), setting forth its bona fide intention to Transfer Equity Securities to a third party, the number and type of Equity Securities to be Transferred (the “Subject Shares”), the price at which such Transferor wishes to sell the Subject Shares (the “Offer Price”), and any other terms of the offer.

(b)  The Offer Notice shall constitute, for a period of 15 days from the date on which it shall have been deemed given, an irrevocable and exclusive offer to sell to each Offeree (or any direct or indirect wholly-owned Subsidiary designated by an Offeree), at the Offer Price, a portion of the Subject Shares not greater than the proportion that the number of Equity Securities owned by such Offeree bears to the total number of Equity Securities owned by all the Offerees.

(c)  Each Offeree (or a designated direct or indirect wholly-owned Subsidiary thereof) may accept the offer set forth in an Offer Notice by giving notice to the Transferor, prior to the expiration of such offer, specifying the maximum number of the Subject Shares that the Offeree wishes to purchase.  Any Offeree may exercise the right to purchase all or a portion of Equity Securities pursuant to this Section 4.3 by causing such Person(s) to which such Offeree would be permitted to Transfer Equity Securities pursuant to Section 4.2 to purchase such all or portion of Equity Securities directly from the Transferor, if so specified in the notice given to the Transferor pursuant to this Section 4.3(c) and/or Section 4.3(d).

(d)  If one or more Offerees do not agree to purchase all of the Subject Shares to which such Offerees are entitled (such shares not purchased, the “Offeree Remaining Shares” and together with Offeree Remaining Shares of all other Offerees, the “Aggregate Remaining Shares”), the Transferor shall promptly so notify each Offeree that has agreed to purchase all of the Subject Shares so entitled (each a “Second Round Offeree”), such notice to constitute an offer to sell, irrevocable for fifteen (15) days, to each such Offeree, at the Offer Price, a portion of the Aggregate Remaining Shares not greater than the proportion that the number of Equity Securities owned by such Second Round Offeree bears to the total number of Equity Securities owned by all of the Second Round Offerees.  Each Second Round Offeree shall notify the Transferor, prior to the expiration of such offer, specifying the number of Aggregate Remaining Shares that such Offeree agrees to purchase.

(e)  If the Offerees in the aggregate agree to purchase any or all of the Subject Shares pursuant to this Section 4.3, they shall pay in cash or immediately available funds for and the Transferor shall deliver valid title to, free and clear of any Lien, such Subject Shares, subject to receipt of any necessary or advisable third party approvals or any Governmental Approvals, within fifteen (15) days following completion of the procedures set forth in subsection (b) and (d) hereof.

(f)  If the offers made by the Transferor to the Offerees pursuant to subsections (b) and (d) hereof expire without an agreement by one or more Offerees to purchase all of the Subject Shares, the Transferor shall have sixty (60) days to enter into a definitive agreement with respect to such Transfer and ninety (90) days to effect the Transfer of the balance of the Subject Shares to any third party or parties, for cash, at a price not less than the Offer Price, and upon terms not otherwise more favorable to the transferee or transferees than those specified in the Offer Notice, subject to the execution and delivery by such third party of an assignment and assumption agreement, in form and substance satisfactory to the other Shareholders, pursuant to which such third party shall assume all of the obligations of a party pursuant to or under this Agreement.  In the event such Transfer is not consummated within such ninety (90) day period, the Transferor shall not be permitted to sell its Equity Securities pursuant to this Section 4.3 without again complying with each of the requirements of this Section 4.3; provided, that such ninety (90) day period should be extended automatically as necessary (i) to apply for and obtain any Governmental Approvals that are required to consummate such Transfer, so long as the Transferor is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law and (ii)  in the event that Section 4.4, 4.5, 4.6 or 4.7 applies, to complete the procedure as provided therein.  If there is such extension, the relevant period will end on the fifth Business Day following the receipt of such Governmental Approvals.

(g)  The provisions of this Section 4.3 shall continue to be effective following the completion of an IPO; provided that, following the completion of the IPO, (i) this Section 4.3 shall not apply to any sale of any Equity Securities on the primary securities exchange or quotation system by or through which such Equity Securities are traded, by any Management Member or its Subordinated Shareholders in an amount generating gross sale proceeds to such Management Member and its Subordinated Shareholders in the aggregate of not more than US$1.0 million during any twelve-month period, and (ii) if the proposed Transfer would be a block trade or otherwise on the open market (whether pursuant to Rule 144 or otherwise), including without limitation a block trade to a financial institution who will resell such Equity Securities as described in Section 4.1(a), then (x) the Offer Notice shall set forth the Transferor’s intention to sell on the open market in addition to the matters required to be set forth pursuant to Section 4.3(a) and (y) notwithstanding anything to the contrary in Sections 4.3(b) and (c), an Offeree’s notice setting forth its intention to accept the offer must be delivered to the Transferor within seventy-two hours of receipt of the Offer Notice, and if an Offeree fails to deliver such notice within such period, the Offering Notice given to such Offeree shall expire upon expiration of such period and (z) Section 4.3(d) shall not apply.

(h)  Notwithstanding the foregoing, and whether or not an IPO is completed, each Shareholder’s right of first offer set forth in this Section 4.3 shall terminate in the event such Shareholder ceases to own at least 50% of the Equity Securities owned by such Shareholder as of the Closing Date.

4.4  Tag-Along Rights of Financial Investors.  Subject to Section 4.1 and except as otherwise allowed under Section 4.2, neither Yahoo nor SOFTBANK may Transfer 80% or more of the Equity Securities then owned by it (in a single transaction or a series of related transactions), except pursuant to the following procedures:

(a)  At least thirty (30) days prior to making such Transfer (each such Transfer, “Qualifying Sale”), Yahoo or SOFTBANK (as the case may be), together with their wholly-owned Subsidiaries or SOFTBANK Affiliates, as applicable (the “Transferring Shareholder”) shall deliver a written notice (the “Sale Notice”) to each of the Financial Investors.  The Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “Purchaser”), (ii) the number and type of Equity Securities to be purchased by the Purchaser (such shares, the “Sale Shares”), (iii) the price (the “Sale Price”) per share of the Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number and type of Equity Securities owned by the Transferring Shareholder on the date of the Sale Notice and (vi) any other material terms and conditions of the proposed Transfer.  If, after delivery of any Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the Transferring Shareholder shall deliver a new Sale Notice incorporating such changed terms, and the provisions of this Section 4.4 shall apply in all respects to such revised Sale Notice.

(b)  Each Financial Investor shall have the right to participate in the Qualifying Sale and to request to sell to the Purchaser, and the Transferring Shareholder shall upon the request of such Financial Investor request that the Purchaser to purchase from such Financial Investor, on the same terms and conditions offered to the Transferring Shareholder by the Purchaser at the Sale Price, a number of Equity Securities up to (i) the number of the Sale Shares multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Equity Securities owned by such Financial Investor on the date of the Sale Notice and the denominator of which shall be the number of Equity Securities owned in the aggregate by the Transferring Shareholder and all the Financial Investors on the date of the Sale Notice.

(c)  Each of the Financial Investors may exercise its tag-along rights under this Section 4.4 by delivering an irrevocable written notice to the Transferring Shareholder and the Company no later than thirty (30) days after receipt of the Sale Notice (including without limitation, a revised Sale Notice contemplated by Section 4.4(a)) setting forth the number of Equity Securities it elects to sell in the Qualifying Sale.  No exercise of rights with respect to a Sale Notice shall bind any Financial Investor with respect to any subsequent related revised Sale Notice served on such Financial Investor pursuant to the last sentence of Section 4.4(a).

(d)  If any or all of the Financial Investors have elected to exercise their tag-along rights hereunder pursuant to Section 4.4(c) above, the Transferring Shareholder shall not consummate any Qualifying Sale unless the Purchaser shall have concurrently purchased from such Financial Investors the number of Equity Securities as set forth in the written notice from the Financial Investors as provided in Section 4.4(c) above, on the same date and at the price described under Section 4.4(b) and, on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow such Financial Investors to sell their Equity Securities to the Purchaser.  In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the Sale Notice, provided, that if any revised Sale Notice is delivered as contemplated by the last sentence of Section 4.4(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised Sale Notice.

4.5  Tag-Along Rights of Yahoo.  Subject to Section 4.1 and except as otherwise allowed under Section 4.2, the Management Members (as a group and including any Equity Securities owned by any of such member’s Family Members, trusts formed by such member for the benefit of himself or his family member, and other comparable entities) and SOFTBANK may not, together, Transfer 80% or more of their collective legal or beneficial ownership interest in the Equity Securities owned by them in a single transaction or series of related transactions, except pursuant to the following procedures:

(a)  At least thirty (30) days prior to making such Transfer (an “M&S Sale”), the Management Members and SOFTBANK or their wholly-owned Subsidiaries or SOFTBANK Affiliates (as the case may be) (the “M&S Transferors”) shall deliver a written notice (the “M&S Sale Notice”) to Yahoo.  The M&S Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “M&S Purchaser”), (ii) the number and type of Equity Securities to be purchased by the M&S Purchaser (such shares, the “M&S Sale Shares”), (iii) the price (the “M&S Sale Price”) per share of the M&S Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number and type of Equity Securities owned by the M&S Transferors on the date of the M&S Sale Notice and (vi) any other material terms and conditions of the proposed Transfer.  If, after delivery of any M&S Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the M&S Transferors shall deliver a new M&S Sale Notice incorporating such changed terms, and the provisions of this Section 4.5 shall apply in all respects to such revised M&S Sale Notice.

(b)  Yahoo shall have the right to participate in the M&S Sale and to request to sell to the M&S Purchaser, and the M&S Transferors shall upon the request of Yahoo request that the M&S Purchaser purchase from Yahoo, on the same terms and conditions offered to the M&S Transferors by the M&S Purchaser at the M&S Sale Price, a number of Equity Securities up to (i) the aggregate number of Equity Securities owned by Yahoo on the date of the M&S Sale Notice, multiplied by (ii) a fraction, the numerator of which shall be the number of the M&S Sale Shares and the denominator of which shall be the number of Equity Securities owned in the aggregate by the M&S Transferors and Yahoo on the date of the M&S Sale Notice.

(c)  Yahoo may exercise its tag-along rights under this Section 4.5 by delivering an irrevocable written notice to the M&S Transferor and the Company no later than thirty (30) days after receipt of the M&S Sale Notice (including without limitation, a revised M&S Sale Notice contemplated by Section 4.5(a)) setting forth of the number of Equity Securities it elects to sell in the M&S Sale.  No exercise of rights with respect to an M&S Sale Notice shall bind Yahoo with respect to any subsequent related revised M&S Sale Notice served on Yahoo pursuant to the last sentence of Section 4.5(a).

(d)  If Yahoo has elected to exercise its tag-along rights hereunder pursuant to Section 4.5(c) above, the M&S Transferor shall not consummate any M&S Sale unless the M&S Purchaser shall have concurrently purchased from Yahoo the number of Equity Securities as set forth in the written notice from Yahoo as provided in Section 4.5(c) above, on the same date and at the price described under Section 4.5(b) and on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow Yahoo to sell its Equity Securities to the M&S Purchaser.  In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the M&S Sale Notice, provided, that if any revised M&S Sale Notice is delivered as contemplated by the last sentence of Section 4.5(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised M&S Sale Notice.

4.6  Tag-Along Rights of the Management Members.  Subject to Section 4.1 and except as otherwise allowed under Section 4.2, Yahoo and SOFTBANK may not, together, Transfer 80% or more of their collective legal or beneficial ownership interest in the Equity Securities owned by them in a single transaction or series of related transactions, except pursuant to the following procedures:

(a)  At least thirty (30) days prior to making such Transfer (a “Y&S Sale”), Yahoo and SOFTBANK or their wholly-owned Subsidiaries or SOFTBANK Affiliates (as the case may be) (the “Y&S Transferors”) shall deliver a written notice (the “Y&S Sale Notice”) to the Management Members’ Representative.  The Y&S Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “Y&S Purchaser”), (ii) the number and type of Equity Securities to be purchased by the Y&S Purchaser (such shares, the “Y&S Sale Shares”), (iii) the price (the “Y&S Sale Price”) per share of the Y&S Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number and type of Equity Securities owned by the Y&S Transferors on the date of the Y&S Sale Notice and (vi) any other material terms and conditions of the proposed Transfer.  If, after delivery of any Y&S Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the Y&S Transferors shall deliver a new Y&S Sale Notice incorporating such changed terms, and the provisions of this Section 4.6 shall apply in all respects to such revised Y&S Sale Notice.

(b)  Each of the Management Members shall have the right to participate in the Y&S Sale and to request in accordance with Section 4.6(c), to sell to the Y&S Purchaser, and the Y&S Transferors shall upon the request of such Management Member in accordance with Section 4.6(c), request that the Y&S Purchaser purchase from such Management Member, on the same terms and conditions offered to the Y&S Transferors by the Y&S Purchaser at the Y&S Sale Price, a number of Equity Securities up to (i) the aggregate number of Equity Securities owned by such Management Member on the date of the Y&S Sale Notice, multiplied by (ii) a fraction, the numerator of which shall be the number of the Y&S Sale Shares and the denominator of which shall be the number of Equity Securities owned in the aggregate by the Y&S Transferors and such Management Member on the date of the Y&S Sale Notice.

(c)  Each Management Member may exercise such Management Member’s tag-along rights under this Section 4.6 by delivering an irrevocable written notice through the Management Members’ Representative, to the Y&S Transferor and the Company no later than thirty (30) days after receipt of the Y&S Sale Notice (including without limitation, a revised Y&S Sale Notice contemplated by Section 4.6(a)) setting forth the number of Equity Securities it elects to sell in the Y&S Sale.  No exercise of rights with respect to a Y&S Sale Notice shall bind such Management Member with respect to any subsequent related revised Y&S Sale Notice served on the Management Members’ Representative pursuant to the last sentence of Section 4.6(a).

(d)  If any Management Member has elected to exercise their tag-along rights hereunder pursuant to Section 4.6(c) above, the Y&S Transferor shall not consummate any Y&S Sale unless the Y&S Purchaser shall have concurrently purchased from such Management Member the number of Equity Securities as set forth in the written notice from such Management Member given through the Management Members’ Representative as provided in Section 4.6(c) above, on the same date and at the price described under Section 4.6(b) and on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow such Management Member to sell its Equity Securities to the Y&S Purchaser.  In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the Y&S Sale Notice, provided, that if any revised Y&S Sale Notice is delivered as contemplated by the last sentence of Section 4.6(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised Y&S Sale Notice.

4.7  Tag-Along Rights of SOFTBANK.  Subject to Section 4.1 and except as otherwise allowed under Section 4.2, the Management Members (as a group and including any Equity Securities owned by any of such member’s Family Members, trusts formed by such member for the benefit of himself or his family member, and other comparable entities) and Yahoo may not, together, Transfer 80% or more of their collective legal or beneficial ownership interest in the Equity Securities owned by them in a single transaction or series of related transactions, except pursuant to the following procedures:

(a)  At least thirty (30) days prior to making such Transfer (an “M&Y Sale”), the Management Members and Yahoo or their wholly-owned Subsidiaries (as the case may be) (the “M&Y Transferors”) shall deliver a written notice (the “M&Y Sale Notice”) to SOFTBANK.  The M&Y Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “M&Y Purchaser”), (ii) the number of

Equity Securities to be purchased by the M&Y Purchaser (such shares, the “M&Y Sale Shares”), (iii) the price (the “M&Y Sale Price”) per share of the M&Y Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number of Equity Securities owned by the M&Y Transferors on the date of the M&Y Sale Notice and (vi) any other material terms and conditions of the proposed Transfer.  If, after delivery of any M&Y Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the M&Y Transferors shall deliver a new M&Y Sale Notice incorporating such changed terms, and the provisions of this Section 4.7 shall apply in all respects to such revised M&Y Sale Notice.

(b)  SOFTBANK shall have the right to participate in the M&Y Sale and to request to sell to the M&Y Purchaser, and the M&Y Transferors shall upon the request of SOFTBANK request that the M&Y Purchaser purchase from SOFTBANK, on the same terms and conditions offered to the M&Y Transferors by the M&Y Purchaser at the M&Y Sale Price, a number of Equity Securities up to (i) the aggregate number of Equity Securities owned by SOFTBANK on the date of the M&Y Sale Notice, multiplied by (ii) a fraction, the numerator of which shall be the number of the M&Y Sale Shares and the denominator of which shall be the number of Equity Securities owned in the aggregate by the M&Y Transferors and SOFTBANK on the date of the M&Y Sale Notice.

(c)  SOFTBANK may exercise its tag-along rights under this Section 4.7 by delivering an irrevocable written notice to the M&Y Transferor and the Company no later than thirty (30) days after receipt of the M&Y Sale Notice (including without limitation, a revised M&Y Sale Notice contemplated by Section 4.7(a)) setting forth the number of Equity Securities it elects to sell in the M&Y Sale.  No exercise of rights with respect to an M&Y Sale Notice shall bind SOFTBANK with respect to any subsequent related revised M&Y Sale Notice served on SOFTBANK pursuant to the last sentence of Section 4.7(a).

(d)  If SOFTBANK has elected to exercise its tag-along rights hereunder pursuant to Section 4.7(c) above, the M&Y Transferor shall not consummate any M&Y Sale unless the M&Y Purchaser shall have concurrently purchased from SOFTBANK the number of Equity Securities as set forth in the written notice from SOFTBANK as provided in Section 4.7(c) above, on the same date and at the price described under Section 4.7(b) and, on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow SOFTBANK to sell its Equity Securities to the M&Y Purchaser.  In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the M&Y Sale Notice, provided, that if any revised M&Y Sale Notice is delivered as contemplated by the last sentence of Section 4.7(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised M&Y Sale Notice.

4.8  Survival of Rights.  The tag-along rights described in Sections 4.4 through 4.7 shall terminate upon the completion of the IPO.

4.9  Transfers in Violation of this Agreement.  Any Transfer or attempted Transfer of any Equity Securities in violation of this Agreement shall be void, no such Transfer shall be recorded on the Company’s register of members and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall be treated) as the owner of such Equity Securities for all purposes.

4.10  Financial Investors.  The Financial Investors and their wholly-owned Subsidiaries and investment funds are intended to be third-party beneficiaries of Sections 4.4 and 4.8 and the Financial Investors and such wholly-owned Subsidiaries and investment funds shall be entitled to enforce their respective rights as such under this Agreement.

5.                                       Voting Agreement.

5.1  Voting of Shares.  Yahoo hereby agrees that, during the period from the date hereof until the earliest of (a) the date on which the Company or JM waives any of the provisions of the standstill arrangement as set forth in Section 8.1 hereof, (b) the consummation of an IPO, (c) the fifth anniversary of the Closing, (d) JM ceasing to be CEO or a comparable executive officer of the Company, (e) JM ceasing to own at least 1% of the outstanding Ordinary Shares on a Fully Diluted Basis, (f) such time as the Voting Agreement Shares is reduced to or below zero, and (g) the Management Members’ Representative notifying Yahoo and the Company of its election to terminate this Section 5, Yahoo (in its capacity as a shareholder) will appear at any Shareholders meeting or otherwise cause the Voting Agreement Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Voting Agreement Shares as directed in writing by the Management Members’ Representative not less than five Business Days before the meeting is held or consent is executed.  At any general meeting, the chairman of the meeting may deem the votes attached to the Voting Agreement Shares to have been voted in accordance with this Article.

5.2  No Other Agreements.  Yahoo may not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 5.

5.3  Voting Agreement Shares.  For purposes of this agreement, the term “Voting Agreement Shares” shall mean the number of Ordinary Shares equal to the product of (i) the difference between the Yahoo Economic Interest Percentage as of the Closing Date and 35% (ii) multiplied by the number of the issued and outstanding

Ordinary Shares as of the Closing Date.  The number of Voting Agreement Shares shall never increase and shall be reduced from time to time as follows:

(a)  if Yahoo Transfers Ordinary Shares to any Person other than an Affiliate of Yahoo, then the number of Voting Agreement Shares shall be reduced by the number so Transferred;

(b)  if on any date, the Yahoo Economic Interest Percentage on such date becomes less than the Yahoo Economic Interest Percentage as of the Closing Date due to an increase in the number of Ordinary Shares outstanding or otherwise, then the number of Voting Agreement Shares shall be reduced by an amount equal to (i) the number of Voting Agreement Shares as of such date (prior to this adjustment) less (ii) the number of Ordinary Shares issued and outstanding as of such date multiplied by the Yahoo Economic Interest Percentage in excess of 35%; and

(c)  if on any date, the Management Member Economic Interest Percentage on such date exceeds the Management Member Economic Interest Percentage as of the Closing, then the number of Voting Agreement Shares shall be reduced by an amount equal to the product of (i) the difference between (A) the Management Member Economic Interest Percentage on such date and (B) the Management Member Economic Interest Percentage as of the Closing, multiplied by (ii) the number of Ordinary Shares then outstanding.

6.                                       Preemptive Rights.

6.1  Preemptive Rights.

(a)  Subject to the limitations set forth in Section 6.2, if the Company proposes to sell any Equity Securities (other than Exempted Securities) (the “Additional Securities”), including in a private placement, IPO, other public offering, or as part of an acquisition, commercial agreement, share exchange or otherwise, the Company shall, at least thirty (30) days prior to issuing such Additional Securities, notify each of Yahoo, the Management Members and SOFTBANK in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Securities) and shall offer to sell such Additional Securities to each of Yahoo, the Management Members and SOFTBANK in the amounts set forth in subclauses (c) and (d) below and subject to Section 6.2(a), upon the terms and conditions set forth in the notice and at the Purchase Price as provided in Section 6.1(e) (the “Preemptive Rights”).  For purposes of calculating the number of Additional Securities issued pursuant to this Section 6, such calculation shall include the maximum number of Ordinary Shares and other equity interests issuable upon the conversion or exercise of any convertible or exchangeable securities, options, warrants or other rights to acquire, any equity interests.

(b)  If Yahoo, the Management Members or SOFTBANK wishes to subscribe for a number of Additional Securities equal to or less than the number to which they are entitled under this section, Yahoo, the Management Members or SOFTBANK may do so (by itself or by causing such Person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 4.2 to subscribe for all or portion of such Additional Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Securities that it (or each of such Person(s)) wishes to purchase.

(c)  With respect to Additional Securities that are Ordinary Shares, the Company shall offer to each of Yahoo, the Management Members and SOFTBANK, all or any portion specified by such exercising party of a number of such Additional Securities such that, after giving effect to the proposed issuance (including the issuance to Yahoo, the Management Members and SOFTBANK pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive rights by any unrelated Person with respect to the same issuance that gave rise to the exercise of Preemptive Rights by Yahoo, the Management Members and SOFTBANK), (X) the Yahoo Economic Interest Percentage after such issuance would equal the Yahoo Economic Interest Percentage immediately prior to such issuance, (Y) the Management Member Economic Interest Percentage after such issuance would equal the Management Member Economic Interest Percentage immediately prior to such issuance and (Z) the SOFTBANK Economic Interest Percentage after such issuance would equal the SOFTBANK Economic Interest Percentage immediately prior to such issuance, such numbers of Additional Securities set forth in each of (X), (Y) and (Z) to constitute the “Preemptive Share Amount” for such party for purposes of any exercise of Preemptive Rights to which this paragraph (c) applies.  If, at the time of the determination of any Preemptive Share Amount under this paragraph (c), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Ordinary Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Ordinary Share.

(d)  With respect to Additional Securities that are Other Shares, the Company shall offer to each of Yahoo, the Management Members and SOFTBANK, all or any portion specified by such exercising party, of a number of such securities equal to the total number of such Additional Securities proposed to be sold, multiplied by the Yahoo Economic Interest Percentage, the Management Member Economic Interest Percentage or the SOFTBANK Economic Interest Percentage, as applicable, at such time (which number shall constitute the “Preemptive Share Amount” for purposes of any exercise of Preemptive Rights to which this paragraph (d) applies).  If, at the time of the determination of any Preemptive Share Amount under this paragraph (d), any other Person has preemptive or other equity purchase rights similar to Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Other

Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Other Share.

(e)  The “Purchase Price” for the Additional Securities to be issued pursuant to the exercise of Preemptive Rights shall be payable only in cash (unless otherwise unanimously agreed by the Company and Yahoo, the Management Members and SOFTBANK) and, except as otherwise set forth below, shall equal per Additional Security the per security issuance price for the Additional Securities giving rise to such Preemptive Right.  In the case of any issuance of Additional Securities other than solely for cash, the Company and Yahoo, the Management Members and SOFTBANK shall in good faith seek to agree upon the value of the non-cash consideration; provided that the value of any publicly traded securities shall be deemed to be the market value of such securities as of the date of the consummation of such issuance.  If the Company and Yahoo, the Management Members or SOFTBANK fail to agree on such value during the thirty (30) day period contemplated by the first sentence of Section 6.3, then the Company will refer the items in dispute to a nationally recognized investment banking firm that is selected by the Board and reasonably acceptable to Yahoo, the Management Members and SOFTBANK and that shall be instructed to make a final and binding determination of the fair market value of such items within ten (10) days of retention of such investment banking firm.  If such a determination is required, the deadline for Yahoo’s, the Management Members’ and SOFTBANK’s exercise of its Preemptive Rights with respect to such issuance pursuant to Section 6.1(b) shall be extended until the fifth (5th) Business Day following the date of such determination.  Whichever of the Company or Yahoo, the Management Members or SOFTBANK whose last estimate differed the most from that finally decided by the investment banking firm shall be responsible for and pay all of the fees and expenses of such investment banking firm. All determinations made by such investment banking firm shall be final and binding on the Company and Yahoo, the Management Members and SOFTBANK, as applicable.

6.2  Limitation of Preemptive Rights.

(a)  In connection with the IPO and subsequent follow-on offerings by the Company, the foregoing Preemptive Rights shall apply only to the extent necessary to maintain the Yahoo Economic Interest Percentage, the Management Member Economic Interest Percentage or the SOFTBANK Economic Interest Percentage, as appropriate, immediately following the IPO or such follow-on offering, at 87.5% of the Yahoo Economic Interest Percentage, the Management Member Economic Interest Percentage or the SOFTBANK Economic Interest Percentage, as appropriate, immediately prior to the IPO or such offering.

(b)  The Preemptive Rights set forth in Section 6.1 shall not apply to any issuance of Equity Securities of the Company as consideration for the merger or acquisition (or any similar transaction) of an operating entity (including Equity Securities issued to holders of shares, options or other equity interests in such entity), which transaction is not made for the purpose or effect of avoiding the provisions of Section 6.1, if the cumulative dilutive effects of such issuances (i) in any twelve (12) month period is less than 2% of the Company’s Ordinary Shares, and (ii) in the aggregate for all such issuances, less than 5% of the Company’s Ordinary Shares.

6.3  Exercise Period.  The Preemptive Rights set forth in Section 6.1 must be exercised by acceptance in writing of an offer referred to in Section 6.1(a), (i) if prior to the IPO, within thirty (30) days following the receipt of the notice from the Company of its intention to sell Equity Securities, and (ii) in connection with any registered offering (including the IPO), at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering; provided, that in the case of clauses (i) and (ii), such acceptance shall indicate a willingness to purchase at the same per share price at which such securities are sold to the public (less underwriting fees and discounts, which difference shall be shared equally by the party exercising the Preemptive Rights and the Company) and may specify a maximum and/or minimum per share price that such offeree is willing to pay for such Equity Securities.  The closing of any purchase of Additional Securities pursuant to the exercise by Yahoo, the Management Members or SOFTBANK of Preemptive Rights hereunder shall occur within sixty (60) days after delivery of the notice by the Company as provided in Section 6.1(a), subject to the receipt of any necessary Governmental Approvals to which the issuance of Additional Securities is subject, provided, that such sixty (60) day period shall be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such purchase, so long as the purchaser is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law.  If there is any such extension, the relevant period will end on the fifth Business Day following the receipt of such Governmental Approvals.

6.4  Survival of Rights.  The provisions set forth in Section 6.1 shall continue to be effective following the IPO, provided, that, notwithstanding the occurrence of an IPO, each Shareholder’s Preemptive Right set forth in Section 6.1 shall terminate in the event such Shareholder ceases to own at least 50% of the number of the Equity Securities owned by such Shareholder as of the Closing Date.

7.                                       Representations and Warranties.

Each of the Shareholders and the Subordinate Shareholders represents and warrants to the Company and each other Shareholder and Subordinate Shareholder that:

7.1  Power and Authority.  Such Shareholder or Subordinate Shareholder has the power, authority and capacity (or, in the case of any Shareholder or Subordinate Shareholder that is a corporation, limited liability company or limited partnership, all corporate limited liability company or limited partnership power and authority, as the case may be) to execute, deliver and perform this Agreement.

7.2  Due Authorization.  In the case of a Shareholder or Subordinate Shareholder that is a corporation, limited liability company or limited partnership, the execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder has been duly and validly authorized and approved by all necessary corporate limited liability company or limited partnership action, as the case may be.  In the case of a Shareholder or Subordinate Shareholder that is an individual, the execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder are within such Shareholder’s or Subordinate Shareholder’s full power and legal rights and no other action on the part of such Shareholder or Subordinate Shareholder (including, without limitation, obtaining spousal or other consents) is necessary to authorize this Agreement or the transactions contemplated hereby.

7.3  Execution and Delivery.  This Agreement has been duly and validly executed and delivered by such Shareholder or Subordinate Shareholder and constitutes a valid and legally binding obligation of such Shareholder or Subordinate Shareholder enforceable against such Shareholder or Subordinate Shareholder in accordance with its terms.

7.4  No Conflict.  The execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder does not and will not conflict with, violate the terms of or result in the acceleration of any obligation under (i) any material contract, commitment or other material instrument to which such Shareholder or Subordinate Shareholder is a party or by which such Shareholder or Subordinate Shareholder is bound, (ii) in the case of a Shareholder or any of its Subordinate Shareholders that is a corporation, limited liability company or limited partnership, the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, certificate of limited partnership or limited partnership agreement, as the case may be, of such Shareholder or Subordinate Shareholder or (iii) any applicable Law.

7.5  Share Ownership.  With respect to each Shareholder, Schedule C hereto sets forth (i) the number and type of Equity Securities owned by such Shareholder, and (ii) the name of each Person holding Equity Securities that are deemed to be owned by such Shareholder pursuant to Section 2.9 and the number and type of Equity Securities held by each such Person.  From and after the date hereof, each Shareholder shall promptly notify each other Shareholder of any changes to the information contained in Schedule C with respect to such Shareholder or any of its Subordinate Shareholders.

8.                                       Covenants.

8.1  Standstill.  Neither Shareholder nor any of its Subordinate Shareholders may acquire any Equity Securities of the Company if immediately following such acquisition such Shareholder shall own, in the aggregate, 50% or more of the outstanding voting power or economic benefit of the Company without the prior written approval of JM, (or in the case of any Management Member, without the approval of Yahoo and SOFTBANK), provided, that the approval rights in this Section 8.1 shall terminate upon the earliest to occur of (i) the second anniversary of the closing of the IPO, (ii) the fifth anniversary of the Closing Date, (iii) JM ceasing to be both the Chief Executive Officer and a director of the Company and (iv) JM ceasing to own at least 1% of the outstanding Ordinary Shares on a Fully Diluted Basis.  With respect to SOFTBANK only, for purposes of calculating the 50% limit set forth in the preceding sentence, even after the Convertible Bond ceases to be convertible in accordance with its terms, SOFTBANK shall be deemed to own the number of Equity Securities into which the Convertible Bond owned by SOFTBANK or any SOFTBANK Affiliate could otherwise be converted in accordance with its terms if the Convertible Bond were then still convertible.  For clarity, the Convertible Bond shall not be included in determining the number of Equity Securities outstanding after it ceases to be convertible in accordance with its terms.

8.2  Chief Executive Officer.  JM shall continue to be the Company’s Chief Executive Officer following the Closing Date.  Each of Yahoo, SOFTBANK and the Management Members agree that they will ensure that their respective designated directors shall vote in favor of JM continuing to serve as the Company’s Chief Executive Officer, unless he is removed earlier for Cause, until the earlier to occur of (i) the closing date of the IPO, (ii) the fifth anniversary of the Closing Date, and (iii) his resignation, retirement, death or incapacity.

8.3  Compliance Officer.  The Company and Yahoo will mutually agree on the appointment of certain personnel in the legal and finance departments of the Company (the “Compliance Officers”).  Among other duties, the Compliance Officers shall provide assistance to Yahoo in relation to Yahoo’s compliance with applicable Law (including, without limitation, United States securities laws), and Nasdaq and stock exchange rules and requirements, in each case, with respect to the Company.  Except for Cause, the Company shall not remove any Compliance Officer without Yahoo’s written consent (such consent not to be unreasonably conditioned, withheld or delayed), and shall promptly remove any Compliance Officer upon Yahoo’s written request.  Any vacancy created by the removal, resignation, retirement, death or incapacity of any Compliance Officer shall be filled promptly by the Company with a replacement mutually agreed upon by Yahoo and the Company.

8.4  Confidentiality.  Each party shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such party in good faith to protect confidential information of third parties delivered to such party, provided that such party may deliver or disclose Confidential Information to (i) such party’s representatives, Affiliates, shareholders, limited partners, members of its investment committees, advisory committees, similar bodies, and Persons related thereto, who are informed of the confidentiality obligations of this Section 8.4 and such party shall be responsible for any violation of this Section 8.4 made by any such Person, (ii) any Governmental Authority having jurisdiction over such party to the extent required by applicable Law or (iii) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any Law applicable to such party, or (B) in response to any subpoena or other legal process, provided that, in the cases of clauses (ii) and (iii), the disclosing party shall provide each other party with prompt written notice thereof so that the appropriate party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other party.

8.5  Information Rights.

(a)  The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

(b)  The Company shall deliver to each of Yahoo, SOFTBANK and each Management Member the following:

(i)  As soon as available but in any event not later than thirty-five (35) days after the end of each of the quarterly accounting periods, the unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of each such period, the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries, if any, for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period.  All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed).

(ii)  As soon as available, but in any event no later than sixty (60) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheets of the Company and its Subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of operations, shareholders equity and cash flows of the Company and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by a firm of independent certified public accountants of recognized international standing selected by the Company and approved by the Shareholders.  All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed).

(iii)  As soon as available but in any event not later than thirty-five (35) days after the end of each quarterly accounting periods, (A) explanations for any significant movements from the prior quarter in each of the unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flows in conjunction with 8.5(b)(i) above, and (B) operating metrics relevant to the Alibaba businesses and used by Alibaba management for decision making purposes.

(iv)  As soon as available but in any event not later than thirty (30) days after the end of each monthly accounting periods, a copy of the unaudited monthly management report, which shall include the unaudited consolidated balance sheet and income statement of the Company and its Subsidiaries, if any, after the end of such month.  All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis.

(v)  As soon as practicable following Board approval, a copy of the annual strategic plan and budget of the Company.

(vi)  With reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Shareholder.

(c)  The Company will (and will cause its Subsidiaries to) give (x) the Shareholders, and their respective employees and contract personnel primarily engaged by such Shareholder and (y) with the reasonable advance notice to, and the reasonable consent of, the Company (such consent not to be reasonably withheld, conditioned or delayed), the Shareholders’ respective outside accountants, auditors, legal counsel and other authorized representatives and agents, (i) full access during reasonable business hours to the properties, assets, books, contracts, commitments, reports and records of the Company and its Subsidiaries, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company and its Subsidiaries and copies of any work papers relating thereto as the Shareholders shall from time to time reasonably request; and (ii) reasonable access during reasonable business hours to the Company, its Subsidiaries and their respective employees as may be necessary or useful to the Shareholders in their reasonable judgment in connection with their review of the properties, assets and business of the Company and its Subsidiaries and the above-mentioned documents, records and information.  Without limiting the generality of the foregoing, the Company will (and will cause its Subsidiaries to) provide Yahoo and its accountants and auditors with access to such information and individuals as is reasonably necessary to conduct a review of the Company and its Subsidiaries (x) within three months following the Closing Date, (y) twice annually thereafter, and (z) as reasonably necessary to confirm that any material weakness, significant deficiency, internal control failure or system fault identified in a notice delivered or required to be delivered pursuant to Section 8.6 hereof has been remedied.

8.6  Internal Controls over Financial Reporting.  The Company shall use its reasonable efforts to establish and maintain a system of internal controls over financial reporting adequate to permit Yahoo to comply with Section 404 of the United States Sarbanes-Oxley Act of 2002 (“Section 404”) and any similar Law, in each case, with respect to the Company.  If the Company identifies a significant deficiency or material weakness as defined under Section 404 or its auditors identify a material internal control failure or system fault in accounting or record-keeping, the Company shall give Yahoo prompt written notice thereof specifying in reasonable detail the material weakness, significant deficiency, internal control failure or system fault and shall use its good faith efforts to correct such material weakness, significant deficiency, internal control failure or system fault as expeditiously as possible.

8.7  GAAP.  All financial statements of the Company shall be prepared in accordance with GAAP.

8.8  Fiscal Year.  The fiscal year of the Company shall begin on January 1 and end on December 31.

8.9  Expansion of Business.  In the event that the Company determines to expand into or enter into an Internet-based consumer business (other than a peer-to-peer payments business) in the United States, the United Kingdom, Germany, France or Korea, the Company will first discuss and negotiate in good faith with Yahoo terms upon which the Company and Yahoo would agree to enter such markets in a partnership on a mutually advantageous and agreeable basis.

9.                                       Governing Law and Dispute Resolution.

9.1  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK.

9.2  Arbitration.

(a)  Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration.  The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties.  The seat of the arbitration shall be Singapore, provided, that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances.  The arbitration shall be conducted in the English language.

(b)  The arbitration shall be conducted by three arbitrators.  The party (or the parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”).  The other party (or the other parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing.  If within thirty (30) days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC.  The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint, within thirty (30) days after the ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint.  When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment.  If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment.  The third arbitrator shall act as Chair of the tribunal.

(c)  The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement.  The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a party in an action brought against it by an independent third party.  The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates.  Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the party resisting such enforcement.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(d)  In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties relating to this Agreement, the Purchase and Contribution Agreement and the other Ancillary Agreements.  The arbitration tribunal shall not consolidate such arbitrations unless it determines that (x) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (y) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under the Ancillary Agreements, the ruling of the tribunal constituted under this Agreement will govern, and that tribunal will decide all disputes in the consolidated proceeding.

(e)  The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing party’s securities are listed or applicable Law.

(f)  The costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitration award.

(g)  All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for Taxes.

(h)  Notwithstanding this Section 9.2 or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where such party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other party, provided there is no unreasonable delay in the prosecution of that application.

10.                                 Miscellaneous.

10.1  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b)  sent by commercial courier services or overnight mail or delivery or (c) sent by facsimile with confirmation by personal delivery or overnight mail, as follows:

(a)  if to the Company, to

Alibaba.com Corporation
c/o Alibaba.com Hong Kong Limited
2403-05 Jubilee Centre
18 Fenwick Street
Wanchai, Hong Kong
Fax:  +852-2215-5200
Telephone:  +852-2215-5100
Attention:  Chief Financial Officer

with a copy to:

Debevoise & Plimpton LLP
13/F Entertainment Building
30 Queen’s Road

Central, Hong Kong
Fax:  (852) 2810 9828
Telephone:  (852) 2160 9800
Attention:  Thomas M. Britt III

(b)  If to the Shareholders, to such Shareholder’s address set forth in the signature page.

(c)  If to a Subordinate Shareholder, to the care of the Shareholder which is deemed to own Equity Securities held by such Subordinate Shareholder pursuant to Section 2.9.

Or, in each case, at such other address as may be specified in writing to the other parties hereto.  All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii)  if by courier services or overnight mail or delivery, on the day delivered, and (iii) if by facsimile, on the next day following the day on which such facsimile was sent, provided that it is followed immediately by confirmation by personal delivery or overnight mail that is received pursuant to subclause (i) or (ii).

10.2  Management Members’ Representative.

(a)  Concurrent with the execution and delivery of this Agreement, each of the Management Members is entering into an Agreement Among Management Members (the “Agreement Among Management Members”) pursuant to which, inter alia, the Management Members have appointed the Chief Executive Officer of the Company as their initial agent, representative and attorney-in-fact (the “Management Members’ Representative”).

(b)  Each Shareholder shall be entitled to rely upon the decision, actions, consents or instructions of the Management Members’ Representative appointed pursuant to the Agreement Among Management Members as being the decision, action, consent or instruction of the Management Members and each of their respective Subordinate Shareholders in connection with all matters set forth in this Agreement that are required to be taken up collectively by the Management Members and each of their respective Subordinate Shareholders (including but not limited to the designation of the Management Member Designee(s) pursuant to Section 2.3 hereof).  Each of the Company, Yahoo and SOFTBANK are hereby relieved from any liability to any Management Member or any Subordinate Shareholder of any Management Member for any lawful acts done by them in accordance with such decision, act, consent, or instruction of the Management Members’ Representative.

10.3  Expenses.  Each party to this Agreement shall bear its respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

10.4  Entire Agreement.  This Agreement, the Purchase and Contribution Agreement and the other Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Agreement supersedes all prior shareholders agreements to which the Company and any shareholder is a party, including, without limitation, the Amended and Restated Shareholders Agreement entered into on May 13, 2004, among the Company and certain shareholders parties thereto.

10.5  Amendment and Waiver.  Except as otherwise provided herein, no amendment, alteration or modification of this Agreement or waiver of any provision of this Agreement shall be effective against the Company, the Shareholders or the Subordinate Shareholders unless such amendment, alteration, modification or waiver is approved in writing by Yahoo, SOFTBANK and the Management Members’

Representative (which shall be the only parties whose approval shall be necessary to effect any such amendment, alteration, modification or waiver); provided, that any amendment, alteration or modification of Section 4.4, 4.8, 4.10 or 10.5 of this Agreement or any other provision that may affect the rights of the Financial Investors pursuant to Sections 4.4, 4.8, 4.10 and 10.5 of this Agreement shall also require the written consent of the Financial Investors owning Equity Securities with at least half of the voting power of Equity Securities owned by all Financial Investors as of the date of this Agreement.  The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

10.6  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

10.7  Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

10.8  Assignment.  This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of each of Yahoo, SOFTBANK and the Management Members’ Representative (which shall be the only parties whose approval shall be necessary to effect any such assignment), and any purported assignment or other transfer without such consent shall be void and unenforceable.

10.9  No Third Party Beneficiaries.  Except as provided in Sections 2.7 and 4.10, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

10.10  Termination.  Subject to the foregoing, this Agreement shall terminate with respect to each Shareholder or Subordinate Shareholder, in its capacity as a Shareholder or Subordinate Shareholder, respectively, at the time at which such Shareholder or Subordinate Shareholder, respectively, ceases to own any Equity Securities, except that such termination shall not affect (a) the rights perfected or the obligations incurred by such Shareholder or Subordinate Shareholder, respectively, under this Agreement prior to such termination (including any liability for breach of this Agreement) and (b) the obligations expressly stated to survive such cessation of ownership of Equity Securities.

10.11  Headings.  The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.12  Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ALIBABA.COM CORPORATION

By:	/s/ Joseph C. Tsai
Name: Joseph C. Tsai
Title: Director

YAHOO INC.		Address for notices:

Yahoo Inc.
By:	/s/ Michael Callahan	701 First Avenue
Name:	Michael Callahan	Sunnyvale, CA 94089
Title:	Senior Vice President, General Counsel and Secretary	Fax: +1-408-349-3301 Telephone: +1-408-349-3300
Attention: General Counsel

with a copy to: Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Suite 1100 Palo Alto, CA 94301 Fax: +1-650-470-4570 Telephone: +1-650-470-4500 Attention: Kenton J. King

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

YAHOO! HOLDINGS (HONG KONG) LIMITED		Address for notices:
Yahoo! Holdings (Hong Kong) Limited
Room 2802, Sunning Plaza
By:	/s/ Patricia Cuthbert	10 Hysan Avenue, Causeway Bay
Name: Patricia Cuthbert		Hong Kong
Title: Director		Fax: +852-2576-1560
Telephone: +852-2837-6216
Attention: General Counsel

with a copy to: Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Suite 1100 Palo Alto, CA 94301 Fax: +1-650-470-4570 Telephone: +1-650-470-4500 Attention: Kenton J. King

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

SOFTBANK CORP.		Address for notices:

SOFTBANK CORP.
By:	/s/ Masayoshi Son	1-9-1, Higashi-Shimbashi Minato-ku
Name: Masayoshi Son		Tokyo, 105-7303, Japan
Title: President & CEO		Fax:	+81-3-6215-5001
		Telephone:	+81-3-6889-2270
		Attention:	Finance Department

with a copy to: Morrison & Foerster LLP AIG Building, 11th Floor 1-3, Marunouchi 1 chome Chiyoda-ku, Tokyo 100-0005 Japan
		Fax:	+81-3-3214-6512
		Telephone:	+81-3-3214-6522
		Attention:	Kenneth A. Siegel
SB CHINA HOLDINGS PTE LTD

By:	/s/ Chauncey Shey
Name: Chauncey Shey
Title: CEO

SOFTBANK BB CORP.

By:	/s/ Masayoshi Son
Name: Masayoshi Son
Title: President & CEO

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

/s/ Jack Ma Yun	Address for notices:
Jack Ma Yun
c/o Alibaba.com Hong Kong Limited 2403-05 Jubilee Centre 18 Fenwick Street Wanchai, Hong Kong Fax: +852-2215-5200 Telephone: +852-2215-5100

/s/ Joseph C. Tsai	Address for notices:
Joseph C. Tsai
c/o Alibaba.com Hong Kong Limited 2403-05 Jubilee Centre 18 Fenwick Street Wanchai, Hong Kong Fax: +852-2215-5200 Telephone: +852-2215-5100

/s/ Li Qi	Address for notices:
Li Qi
c/o Alibaba.com Hong Kong Limited 2403-05 Jubilee Centre 18 Fenwick Street Wanchai, Hong Kong Fax: +852-2215-5200 Telephone: +852-2215-5100

/s/ John Wu	Address for notices:
John Wu
c/o Alibaba.com Hong Kong Limited 2403-05 Jubilee Centre 18 Fenwick Street Wanchai, Hong Kong Fax: +852-2215-5200 Telephone: +852-2215-5100

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

THE SUBORDINATE SHAREHOLDERS LISTED ON SCHEDULE C HERETO

By:	/s/ Joseph C. Tsai
Name: Joseph C. Tsai
Title: Attorney-In-Fact

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]